Exhibit 5.1

Our Reference: FU049/012

29 July 2026

To:	The Directors
Fusion Fuel Green plc (the “Company”)
9 Pembroke Street Upper
Dublin 2
D02 KR83
Ireland

Dear Directors,

1.	Basis of Opinion

1.1	We have acted as solicitors in Ireland for the Company, a public limited company organised under the laws of Ireland with registration number 669283 in connection with the prospectus supplement filed by the Company on the date hereof (the “Prospectus Supplement”), pursuant to the registration statement on Form F-3 (Registration No. 333-287226) (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), which Registration Statement was declared effective on 12 December 2025 relating to the proposed issuance and sale by the Company of Class A Ordinary Shares in the Company, par value $0.0035 per Share, having an aggregate offering price of up to $6,619,798 (the “Shares”), pursuant to an At The Market Offering Agreement dated 16 May 2025 (the “Agreement”), by and among the Company and H.C. Wainwright & Co., LLC (the “Transaction”). The Shares are to be issued and/or sold pursuant to the Prospectus Supplement and the base prospectus included in the Registration Statement dated 12 December 2025 (together with the Prospectus Supplement, the “Prospectus”). The Agreement was previously filed as an exhibit to a Report on Form 6-K on 16 May 2025 and has been incorporated by reference into the Registration Statement.

1.2	This Opinion is being delivered in connection with the offering of the Shares pursuant to the Registration Statement and the Prospectus Supplement.

1.3	This Opinion is given on the basis that our client is the Company. For the purposes of giving this Opinion, we have taken instructions solely from that client.

1.4	This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland.

1.5	We have made no investigations of and we express no opinion as to the laws of any jurisdiction other than Ireland or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any obligations or rights expressed in the Agreement or Prospectus Supplement or the transactions contemplated thereby.

1.6	This Opinion is strictly confined to:

(a)	the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter; and

(b)	the documents listed in paragraph 1.9 below, the searches listed in paragraph 1.10 below (the “Searches”) and no other searches whatsoever, and is subject to the assumptions and qualifications set out below.

1.7	We express no opinion and make no representation or warranty as to any matter of fact or in respect of any documents which may exist in relation to the Transaction other than the documents listed in paragraph 1.9 below.

1.8	In giving this Opinion, we have relied upon the Searches, and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Searches is required of us.

1.9	For the purposes of this Opinion, we have reviewed and relied upon:

(a)	the constitution of the Company as at the date of this Opinion (the “Constitution”);

(b)	the minutes of a meeting of the board of directors of the Company held on 30 April 2025 and signed on 15 May 2025;

(c)	the written resolutions of the board of directors of the Company dated 20 May 2025;

(d)	the written resolutions of the board of directors of the Company dated 28 July 2026;

(e)	a corporate certificate delivered by a director of the Company dated 29 July 2026 (the “Corporate Certificate”);

(f)	the Searches;

(g)	the Agreement; and

(h)	a draft of the Prospectus Supplement, (the Agreement and the Prospectus Supplement, together, the “Transaction Documents”).

1.10	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 29 July 2026:

(a)	on the file of the Company maintained by the Registrar of Companies in the Companies Registration Office (the “CRO”) for mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court for any proceedings or petitions filed in respect of the Company in the last two years.

1.11	This Opinion is governed by and is to be construed in accordance with the laws of Ireland (as interpreted by the courts of Ireland at the date hereof). This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time or to advise the addressee of this Opinion of any change in law or change in interpretation of law which may occur after the date of this Opinion.

1.12	No opinion is expressed on the taxation consequences of the Transaction and any of the matters contemplated thereby.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion, we are of the opinion that:

2.1	the Company is a public limited company and is duly incorporated and validly existing under the laws of Ireland;

2.2	when the Shares are issued and sold and paid for as contemplated in the Prospectus Supplement and Agreement, and are registered in the register of members of the Company, such Shares will be validly issued, fully paid or credited as fully paid and non-assessable (meaning that no holder of the Shares will be liable, solely by reason of being a holder, for additional assessments or calls on the Shares by the Company or its creditors); and

2.3	the Company has the requisite corporate capacity to issue the Shares.

3.	Assumptions

For the purpose of giving this Opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Registration Statement and the Shares

3.1	That, before any Shares are offered, issued and sold, the Registration Statement and any applicable amendments to the Registration Statement will be or have become effective under the Securities Act.

3.2	That any Shares issued under the Transaction Documents will be in consideration of the receipt by the Company prior to the issuance of such Shares pursuant thereto of either cash or the release of a liability of the Company for a liquidated sum, at least equal to the nominal value of such Shares and any premium required to be paid up on the Shares pursuant to their terms of issuance.

3.3	That the Shares will be issued and sold in compliance with all applicable laws and regulations outside Ireland, including those relating to securities, market abuse and insider dealing.

3.4	That all Shares issued and allotted under the Transaction Documents will be issued and sold in compliance with all applicable laws (other than Irish law), including applicable U.S. federal and state securities law, and in accordance with the Transaction Documents.

3.5	That, other than with respect to the Constitution, the 2014 Act and the resolutions reviewed by us to the extent relevant to the opinions expressed herein, the execution and delivery by the Company of, and the performance of its obligations under, the Transaction Documents will not violate, conflict with or constitute a default under any agreement, instrument, undertaking, arrangement, deed, covenant, judicial or regulatory order, decree, consent, approval, licence, authorisation, validation, filing, recording or registration binding on the Company or its properties.

3.6	There shall be no fraud on the part of the Company and its respective officers, employees, agents and advisers and that the Company will effect the issuance of the Shares in good faith, for its legitimate and bona fide business purposes.

3.7	That the Transaction Documents will constitute valid and legally binding obligations of the other parties thereto, enforceable against such parties in accordance with their terms. That, upon issue, each holder of the Shares will have fully paid the amount payable to the Company for their Shares.

3.8	That, upon issue, the Shares will be duly registered and will continue to be registered in the Company’s register of members.

3.9	That (i) the Shares will be quoted on the Nasdaq Capital Market of the Nasdaq Stock Market LLC at the time of the issuance of the Shares and will continue to be so quoted or (ii) the Shares will not derive their value or the greater part of their value directly or indirectly from land in Ireland, minerals in Ireland or any rights, interests or other assets in relation to mining or minerals or the searching for minerals or exploration or exploitation rights on the Irish continental shelf.

Authenticity and bona fides

3.10	The truth, completeness, accuracy and authenticity of all copy letters, resolutions, certificates, permissions, minutes, authorisations and all other documents of any kind submitted to us as originals or copies of originals, and (in the case of copies) conformity to the originals of copy documents, the genuineness of all signatures (electronic or otherwise), stamps and seals thereon, that any signatures (electronic or otherwise) are the signatures of the persons who they purport to be, that each witness to a signature actually witnessed that signature, and that each original was executed in the manner appearing on the copy.

3.11	That the register of members of the Company is up to date and has been correctly completed in accordance with the Constitution and the 2014 Act. That the final executed versions of the Transaction Documents correspond in all respects with the last or final drafts of the Transaction Documents submitted to us.

3.12	That there is, at the relevant time of the allotment and issuance of the Shares, no factual matter affecting the authority of the directors to allot and issue the Shares, not disclosed by the Constitution, the resolutions produced to us or the Corporate Certificate, which would have any adverse implications in relation to the opinions expressed in this Opinion.

3.13	That the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record, that those present at any such meetings acted bona fide throughout, and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect.

3.14	That the factual statements in the Corporate Certificate regarding directors’ interests in the Transaction are true, complete and accurate.

3.15	The absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the documents and their respective officers, employees, agents and (with the exception of Arthur Cox LLP) advisers and that the Company will issue the Shares in good faith, for its legitimate and bona fide business purposes.

3.16	That the representations contained in the Corporate Certificate are correct as to questions of fact.

3.17	That the persons identified as the directors of the Company are actually serving as such and that any certificates representing the Shares will be properly executed by one or more such persons.

Restrictions and Disqualifications

3.18	That no person who has been appointed or acts in any way, whether directly or indirectly, as a director or secretary of, or who has been concerned in or taken part in the promotion of, the Company has:

(a)	been the subject of any declaration, order or deemed order for disqualification or restriction under the 2014 Act (including Part 14, Chapters 3 and 4 thereof) or any analogous legislation; or

(b)	received any notice under the 2014 Act (including Part 14, Chapter 5 thereof) or any analogous legislation regarding a disqualification or restriction undertaking.

Accuracy of Searches and the Corporate Certificate

3.19	The accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such Search been altered. In this connection, it should be noted that:

(a)	the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for;

(b)	the position reflected by the Searches may not be fully up-to-date; and

(c)	searches at the CRO do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company or its assets.

3.20	The truth, completeness and accuracy of all representations and statements as to factual matters contained in the Corporate Certificate at the time they were made and at all times thereafter.

No other information and compliance

3.21	That the Transaction Documents and the documents contemplated therein and the forms attached as exhibits thereto relating to the issuance and sale of the Shares are the only documents relating to the subject matter of this Transaction and that there are no agreements or arrangements in existence between the parties to the documents contemplated by the Transaction Documents which in any way amend or vary the terms of the Transaction Documents or in any way bear upon or are inconsistent with the opinions stated herein.

Authority, Capacity, Execution and Non-Irish Law

3.22	The entry into the Transaction Documents, the filing of the Prospectus Supplement and the issuance and sale of the Shares: (i) does and will not contravene the laws of any jurisdiction outside Ireland; (ii) does not and will not result in any breach of any agreement, instrument and obligation governed by the laws of any jurisdiction outside Ireland to which any party thereto is a party; and (iii) will not be illegal or unenforceable by virtue of the laws of any jurisdiction outside Ireland.

3.23	That the Shares will be issued and sold in the manner contemplated in the Transaction Documents.

3.24	That, at the time of the issuance and sale of any of the Shares, the Registration Statement will remain effective under the Securities Act and no stop order suspending its effectiveness will be in effect.

3.25	That any document recording the authorisation of the transactions contemplated by the Transaction Documents, including any issue of Shares, is a true, complete and accurate record of such authorisation and has not been revoked, rescinded or amended.

3.26	That all authorisations, approvals or licences required under any law for any party (other than the Company) to enter into or to perform any of its obligations under a transaction contemplated by the Transaction Documents have been obtained, remain valid and subsisting and have been complied with.

3.27	That no law or official directive of any jurisdiction, other than the laws of Ireland, affects any of the opinions expressed.

3.28	That, insofar as any obligation under any document examined is to be performed in any jurisdiction other than Ireland, its performance will not be illegal or unenforceable under the law of that jurisdiction.

3.29	That, insofar as the same would affect the Company’s obligations thereunder, the formalities for execution required by the law of the place of execution of each document examined have or will be complied with.

3.30	That the Company will comply with the procedures for issuance and sale of the Shares set out in the Transaction Documents, except to the extent such procedures involve matters of Irish law necessary to the opinions expressed herein.

Constitution Agreements and Resolutions

3.31	That the Constitution is the current constitution of the Company and that there were no other terms governing the Shares other than those set out in the Constitution and the Transaction Documents (as applicable).

3.32	That the director and shareholder resolutions produced to us in connection with the issuance of the Shares have not been revoked, rescinded or amended.

4.	Qualifications

The opinions set out in this Opinion are subject to the following reservations, which do not limit the opinions in paragraph 2 except to the extent expressly stated below:

Due Diligence and Searches

4.1	Other than the Searches and the documents listed in paragraph 1.9 above, we have not conducted any other searches or due diligence and have not reviewed or considered the regulatory status or compliance of the Company or any other person or body corporate. This reservation does not limit the opinions in paragraph 2 to the extent those opinions require consideration of the Constitution, the 2014 Act or the resolutions reviewed by us.

5.	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registration Statement, including by incorporation by reference from a report on Form 6-K, and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement that forms part of the Registration Statement.

6.	No Refresher

This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this Opinion.

Yours faithfully,

/s/ Arthur Cox LLP
ARTHUR COX LLP